Filed pursuant to Rule 424(b)(3)

Registration No. 333-221134

Prospectus Supplement dated April 16, 2018

(To Prospectus dated October 26, 2017)

CMS Energy Corporation

Stock Purchase Plan

2,000,000 Shares of Common Stock, no par value

This supplement to the Prospectus dated October 26, 2017 serves to provide the following information with respect to the CMS Energy Corporation Stock Purchase Plan (“Plan”):

Wells Fargo Shareowner Services (“Wells”), a division of Wells Fargo Bank, N.A., was previously appointed as Administrator under the Plan. On February 1, 2018, Wells Fargo Bank, N.A. announced that it had completed the sale of Wells to Equiniti Group plc. In connection with the sale of Wells, the appointment of the Administrator has been transferred from Wells to Equiniti Trust Company d/b/a EQ Shareowner Services (“EQ”). Accordingly, EQ now serves as Administrator for the Plan and as Transfer Agent for CMS Energy Corporation common stock.

Following the transfer of the Administrator appointment, share purchases and sales for the Plan are no longer made by a broker affiliated with the Administrator. Share purchases and sales are now made through a broker chosen by the Administrator.  All information in the Prospectus, including the address and telephone number for the Administrator, remains unchanged except that any reference to “Wells Fargo Shareowner Services” should be replaced with “Equiniti Trust Company d/b/a EQ Shareowner Services” and any reference to an “affiliated broker” should be replaced with “broker chosen by the Administrator.”

Unless expressly defined herein, all terms in this supplement have the same meanings as in the Prospectus.

This supplement is part of the Prospectus and must accompany the Prospectus.